OVALE S.A.
(A Development Stage Company)
Financial Statements
For the years ended December 31, 2004 and 2003
and the period January 1st to April 30th 2005

Balance Sheets

Statements of Operation

Statements of Stockholders’ Equity

Statements of Cash Flows

Notes to Financial Statements

OVALE S.A.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	April 30,	December 31,	December 31,
	2005	2004	2003
	(Unaudited)	(Audited)	(Audited)
ASSETS

Current assets
Cash and cash equivalents	$229,348	$236,705	$131,075
Accounts receivable	8,044	33,708	1,805
Other receivables	47,493	27,298	132,855
Inventory	188,393	217,914	203,437
Deferred charges and prepaid expenses	86,519	65,547	66,366

Total current assets	559,797	581,172	535,538

Property, plant, and equipment, net	380,268	416,811	184,617

Deposits	25,027	26,532	23,500
Goodwill	401,824	401,824	401,824

Total assets	$1,366,916	$1,426,339	$1,145,479

LIABILITIES AND SHAREHOLDERS EQUITY

Current liabilities
Bank line of credit	$263,753	$207,115	$236,274
Accounts payable and accrued exp.	240,164	160,789	144,172
Other Payables	115,049	281,538	79,512
Loans from related party	179,996	179,994	214,999
Loan from shareholder	1,719,889	1,386,591	361,768

Total current liabilities	2,518,851	2,216,027	1,036,725

Shareholder's equity
Common stock, 250 shares authorized issued and outstanding	687,310	687,310	687,310
Accumulated deficit	(1,753,789)	(1,329,733)	(523,730)
Cumul. foreign currency translation	(85,456)	(147,265)	(54,826)

	(1,151,935)	(789,688)	108,754

Tot. liabilities and stockholder’s equity	$1,366,916	$1,426,339	$1,145,479
The notes to the financial statements are an integral part of this statement.

OVALE S.A.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS

	Four months	Year ended	Year ended	From inception on October 17, 2002 to	From inception on October 17, 2002 to
	Ended	December 31,	December 31,	April 30,	December 31,
	April 30,2005	2004	2003	2005	2004
	(Unaudited)	(Audited)	(Audited)	(Unaudited)	(Audited)

Sales	$169,248	$419,256	$36,503	$625,007	$455,759
Cost of goods sold	132,604	180,278	14,513	327,395	194,790

Gross profit	36,644	238,978	21,990	297,612	260,968

Operating expenses:
Salaries	153,824	326,320	180,409	660,553	506,729
General Administrative	182,895	374,544	271,737	829,176	646,281
Marketing	106,103	258,256	129,532	493,891	387,788
Professional fees	20,735	79,535	54,143	154,413	133,678

	463,557	1,038,655	635,821	2,138,033	1,674,476
Income from operations	(426,913)	(799,677)	(613,831)	(1,840,421)	(1,413,508)

Other income (expense)
Interest income	24	111	102	237	213
Interest expense		(20,903)	(12,153)	(33,056)	(33,056)
Foreign exchange		2,162	14,041	16,203	16,203
Other	2,833	12,304	88,111	103,248	100,415

	2,857	(6,326)	90,101	86,632	83,775

Loss	$(424,056)	$(806,003)	$(523,730)	$(1,753,789)	$(1,329,733)

Loss per share	1,696	3,224	2,095	7,015	5,319

Weighted average shares outstanding	250	250	250	250	250
The notes to the financial statements are an integral part of this statement.

OVALE S.A.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS

				From Inception	From Inception
	Four months	Year ended	Year ended	On October 17,	On October 17
	ended	December 31,	December 31,	2002 to April 30,	2002 to December 31,
	April 30,2005	2004	2003	2005	2004
	(Unaudited)	(Audited)	(Audited)	(Unaudited)	(Audited)
Cash flow from operating activities
Net loss	$(424,056)	$(806,003)	$(523,730)	$(1,753,789)	(1,329,733)

Depreciation	19,593	43,075	8,975	8,975	43,075
Inception cost amortization
Adjustment to reconcile net loss to net cash provided (used) in operating activities:

Changes in assets and liabilities:
Inventory	29,521	(14,477)	(203,437)	(188,393)	(217,914)
Prepaid expenses	(20,972)	819	(66,366)	(86,519)	(65,547)
Accounts receivable	5,469	73,654	(134,660	(55,537)	(61,006)
Accounts payable	79,375	16,617	144,172	240,164	160,789
Other liabilities	(166,489)	202,026	79,512	115,049	281,538

	(477,559)	(484,289)	(695,534)	(1,657,382)	(1,188,798)

Cash Flow from Investing activities

Investment in fixed asssets	16,950	(275,269)	(193,592)	(451,911)	(459,886)
Investment in deposits	1,505	(3,032)	(23,500)	(25,027)	(26,532)
Investment in goodwill	_______	________	(401,824)	(401,824)	(401,824)

Cash provided (used) by investing activities	18,455	(278,301)	(278,301)	(618,916)	(888,242)

Cash Flow from Financing Activities

Bank line of credit	56,638	(29,159)	236,274	263,753	207,115
Shares issued for cash			687,310	687,310	687,310
Shareholders loan	333,298	1,024,823	361,768	1,719,889	1,386,591
Related party loan	2	(35,005)	214,999	179,996	179,994

	389,938	960,659	1,500,351	2,850,948	2,461,010

Effect of exchange rate on cash	61,809	(92,439)	(54,826)	(85,456)	(147,265)

Net change in cash	(7,357)	105,630	131,075	229,348	236,705
Cash and cash equivalent, beginning	236,705	131,075	--	367,780	--
Cash and cash equivalent, ending	$229,348	$236,705	$131,075	$597,128	$236,705
The notes to the financial statements are an integral part of this statement.

OVALE S.A.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
FOR THE PERIOD OCTOBER 17, 2002 (INCEPTION) UNTIL APRIL 30, 2005

				Other
	Number of	Common	Accumulated	Comprehensive
	Shares	Stock	Deficit	Income	Total
(Audited):

Inception, October 17, 2002	--	--	$--	$--	$--
Shares issued for cash	250	687,310	--	--	687,310
Loss for 2002-2003			(523,730)		(523,730)
Other comprehensive income	________	_______	________	(54,826)	(54,826)

Balances at December 31, 2003	250	687,310	(523,730)	(54,826)	108,754
Loss for 2004			(806,003)		(806,003)
Other comprehensive income	________	_______	_________	(92,439)	(92,439)

Balances at December 31, 2004	250	687,310	$(1,329,733)	$(147,265)	$(789,688)

Unaudited:

Loss for 1/1/05-4/30/05			(424,056)		(424,056)
Other comprehensive income	________	_______	_________	61,809	61,809

Balance at April 30, 2005	250	687,310	$(1,753,789)	$(85,456)	$(1,151,935)

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

The Company was incorporated in Geneva (Switzerland) on October 17, 2002. The address of its main office is : Boulevard Helvétique 36 - 1027 Geneva CH.

The Company’s major activity is the designing, manufacturing, trading and direct sale of fashion products focusing on infants. The goal is to operate numerous high end proprietary points of sales (POS) worldwide, starting in major European and American cities. Alternatively and to achieve quickly critical mass, corner shops can also be established in speciality stores.

In line with its strategy, the Company organised a subsidiary in France under French laws as a limited liability corporation (OVALE France S.à.r.L) with 500 authorised and issued shares for a capital of Euro 7,500 ($ 9,375) owned by OVALE Suisse SA for 499 shares and Mr. Vladimir Fabert, principal shareholder of OVALE Suisse SA for 1 share.

The French subsidiary began operations in France on November 12, 2003 with a first store on Boulevard St. Germain, a prestigious high fashion district of Paris. The company has an exclusive French designer for its products.

Ovale SA opened its first store in Geneva (Switzerland) on December 8, 2004 in a fashionable section of the city. New stores are scheduled to be opened in major cities on a regular basis (approximately one new store every nine months).

NOTE 2 - A DEVELOPMENT STAGE COMPANY

We are a development stage company with limited operations, no substantial continuing source of revenues, only nominal assets, and working capital and stockholders’ deficits. Present operations require substantial capital and until revenues are sufficient to fund ongoing operations, we will be highly dependent on external sources of financing to allow us the opportunity to have profitable operations.. We have no internal sources of liquidity and do not expect to generate any positive cash flows in the immediate future. These conditions raise substantial doubt about our ability to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Use of estimates in the preparation of financial statements

The preparation of financial statements, in conformity with the generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company, and its French subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES(Continued)

Functional currency

The Company’s operations are located in Switzerland and in France. The Company operates in Swiss Francs (CHF). For reporting purposes, assets and liabilities are translated into US Dollars (US$) at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into US Dollars at the weighted average exchange rates for the period. The net effect of exchange rates movements resulting from re-measurement into US Dollars is reported in a separate account within stockholders equity.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturity of three months or less, when purchased, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair values.

Concentration of credit risk

The Company sells its products through its retail outlets principally to customers for cash. Financial instruments that potentially expose Ovale to concentration of credit risk consist primarily of cash deposits and accounts receivable. The Company places its cash deposits with high-credit quality financial institutions. Accounts receivable represents sales to independent retail stores with corner shops operated under our label. At the moment these stores are limited in numbers and we do not have a material receivable against any of them. The Company’s allowance for bad debts, returns and allowances was US$ 0 at December 31, 2004 and US$ 0 at December 31, 2003. The Company believes no significant concentration of credit risk exists with respect to these cash deposits and accounts receivable.

Inventories

Inventories consist of finished goods and packing material. We design our own products, which are manufactured thorough independent international suppliers. Products are entered in inventory upon delivery and only after inspection and acceptance of quality. Products that do not meet our quality standards are returned to suppliers at no costs for us. The Company’s policy of accounting for inventory is to use average cost method.

Goodwill and other intangible assets

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, effective with the beginning of fiscal year 2003. In accordance with SFAS No. 142, the Company’s goodwill account is no longer amortized but rather is evaluated for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Based on this annual evaluation, the Company has concluded that there is no impairment of its goodwill or indefinite life intangible assets.

Property and equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Property held under capital leases is amortized over the lesser of the lease term or their estimated useful lives. The leasehold improvements are amortized over the life of the improvement or the lease period, whichever is less (9 years).

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

Valuation of long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which the Company adopted effective with the beginning of fiscal year 2003, the Company assesses the carrying value of its long-live assets for possible impairment based on a review of forecasted operating cash flows and the profitability of the related business. The Company did not record any impairment losses in fiscal 2004 or fiscal 2003.

Revenue recognition

Sales are recognized at the point of sale, which occurs when merchandise is sold over-the-counter for consumer transaction or, for the wholesale channels, upon shipment of merchandise, when title passes to the customer. Allowances for estimated uncollectible accounts, discounts, returns and allowances are provided when sales are recorded.

Advertising

Currently advertising is primarily done through our officers’ connections with celebrities. Advertising costs, totalled $ 20,597 for the period January 1st to April 30th, 2005, $ 28,192 and $ 2,505 in fiscal year 2004 and 2003, respectively and are included in marketing expenses. Advertising costs are expensed when the advertising first appears.

Shipping and handling

Shipping and handling costs when incurred (deliveries to independent corner shops) are included in cost of goods sold.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Non-monetary transactions

The accounting for non-monetary assets is based on the fair values of the assets involved. Cost of a non-monetary asset acquired in exchange for another non-monetary asset is recorded at the fair value of the asset surrendered to obtain it. The difference in the costs of the assets exchanged is recognized as a gain or loss. The fair value of the asset received is used to measure the cost if it is more clearly evident than the fair value of asset surrendered.

Basic and diluted earnings per share

Basic earnings (loss) per share (“EPS”) is computed based on the weighted average number of common shares outstanding for the period. Diluted EPS gives effect to all dilutive potential shares outstanding (i.e., options and warrants) during the period.

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES(Continued)

New accounting standards

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees. “SFAS 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123, no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R in the third quarter of 2005. Under SFAS 123R, we must determine the appropriate fair value model to be used in valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. Upon adoption, we may choose from two transition methods: the modified-prospective transition approach or the modified-retroactive transition approach. Under the modified-prospective transition approach we would be required to recognize compensation cost for awards that were granted prior to, but not vested as of the date of adoption. Prior periods remain unchanged and pro forma disclosures previously required by SFAS No. 123 continue to be required. Under the modified-retrospective transition method, we would be required to restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma disclosure under SFAS No. 123. Under this method,

We would be permitted to apply this presentation to all periods presented or to the start of the fiscal year in which SFAS No. 123R is adopted. We would also be required to follow the same guidelines as in the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested. We are currently evaluating the requirements of SFAS 123R and its impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not been determined whether the adoption will result in amounts similar to the current pro forma disclosures under SFAS 123.

In December 2004, the FASB issued Staff Position (“FSP”) No.109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”). This position provides guidance under FASB Statement No.109 (“SFAS 109”), “Accounting for Income Taxes”, with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109.   The Company does not have accumulated income earned abroad and The Act and the FSP No. 109-2 do not have any effect on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non monetary Assets - An Amendment of APB Opinion No. 29, Accounting for Non monetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for non monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Non monetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. We have considered SFAS 153 and have determined that this pronouncement is not applicable to our current operations.

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

New Accounting Pronouncements (Continued)

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs - An Amendment of ARB Opinion No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. We have considered SFAS 151 and have determined that this pronouncement will not materially impact our consolidated results of operations.

In November 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions - An amendment of SFAS No. 66 and 67”. This statement amends SFAS No. 66, “Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions which is provided in AICPA Statement of Position (“SOP”) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” This statement also amends SFAS No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects,” to state the guidance for (a) incidental costs and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those costs is subject to guidance in SOP 04-2. SFAS 152 is effective for fiscal years beginning after June 15, 2005. We have considered SFAS 152 and have determined that this pronouncement is not applicable to our current operations.

In December 2003, the FASB issued a revision to Statement No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This revision requires additional disclosures by the Company regarding its plan assets, investment strategies, plan obligations and cash flows. We have considered revised statement 132 and have determined that at this time this pronouncement is not applicable to our current operations.

Note 4 - Fixed assets	April 30,	December 31,
	2005	2004	2003
	(Unaudited)	(Audited)	(Audited)

Leasehold improvement	$398,813	$407,289	$154,116
Furniture and equipment	16,251	17,208	7,640
Computer appliances	36,847	44,364	31,836

Total Property plant and equipment	451,911	468,861	193,592
Less: accumulated depreciation	71,643	52,050	8,975
Property plant and equipment (net)	$380,268	$416,811	$184,617

Depreciation expenses for April 30th 2005, December 2004 and 2003 were $19,593, $43,075 and $8,975, respectively.

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 5 - Intangible assets

In relation to the lease agreement for the shop and office space in Paris, we paid $ 401,824 to the previous lease holder.

Note 6 - Credit lines with financial institutions

We have secured and unsecured lines of credits with major banks in Switzerland and France. As of the dates indicated the outstanding balances were:

Country	Bank Security	April 30,	December 31,
		2005	2004	2003
			(Audited)	(Audited)
France	Crédit Lyonnais	263,753	$207,115	$236,274
Switzerland *	UBS	70,889	$70,889	unused

* Shows on the balance sheet as part of other liabilities.

Note 7 - Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 NOTE 8 - LEASES

We have operating leases for our shops and offices. We entered the leasing agreement for the Paris store on July 4, 2003. The term of the lease is non cancellable for nine years with a fix annual rent of $ 91,250 (Euro 74,862), automatically renewable thereafter.

In Switzerland we have an operating lease for the store which started on September 1st, 2004, is non cancellable for 5 years and renewable thereafter for periods of 5 years. The minimum rent is of $ 45,300 (CHF 56,000). Subject to annual escalation based on Swiss consumer price index. The rent is also increased by 8% of revenues.

Since inception of the Company, we have subleased our office’s space in Geneva. This lease is cancellable by both parties with a 3 months notice.

Future minimum rental payments under non-cancellable operating leases are as follows

Fiscal year
2005	$ 178,000
2006	$ 184,000
2007	$ 191,000
2008	$ 196,000
2009	$ 208,000
Thereafter	$ 182,500
Total	$1,139,500

The lease payments were $ 59,533 for the period January 1st to April 30th, 2005, $ 140,628 for 2004 and $ 79,889 for 2003 respectively.

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Pending Business Combinations
On June 2, 2003, the holders of 61% of the issued and outstanding shares of the ORION Diversified Technologies Inc, a publicly traded State of New Jersey company approved the following resolutions. This Note also discusses subsequent events, which are the results of the resolutons:

1.
Business Combination - To negotiate and consummate a reverse merger business combination with us wherein all our issued and outstanding shares will be exchanged against 5,900,000 authorized but unissued shares of ORION Diversified Technologies Inc;

2.
Prior to the business combination - Orion shall increase the number of its authorised shares of common stock, from 10,000,000 to 20,000,000 with a $.01 par value per share, to create an authorized class of 2,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors is authorized to designate the preferences of the preferred shares and issue such stock. The Board may change the name of the Registrant to Ovale, Inc. or such other name as the Board of Directors deems reasonable;

3.
Subsequently On September 15, 2004, OPion, and the holders of all of the outstanding capital stock (the "Holders") of Ovale S.A., a Swiss corporation ("Ovale"), entered into a Share Exchange Agreement(the "New Agreement") that amended, restated and replaced their prior agreements. Pursuant to the New Agreement, the Holders agreed to tender to Orion all of the 100 issued and outstanding shares of Class A common stock, 1,000 CHF ($ 838) par value, and all 150 issued and outstanding shares of Class B common stock, 5,000 CHF ($ 4,187) par value, of Ovale in exchange for an aggregate of 10,608,100 shares of common stock of the Registrant.

In addition, certain Class A Shareholders of Ovale who borrowed CHF 50,000 ($ 36,000) from Orion in June, 2003 (the "June Borrowers") and Vladimir Fabert, Ovale's President and principal stockholder ("Fabert") who arranged for a loan to be made to Ovale for a maximum of (euro) 700,000 ($840,000) (the "Fabert-Ovale Loan") agreed that at the closing: (i) Fabert shall accept 1.667 shares of the Orion's common stock for each Euro lent to Ovale by Orion as payment of the Fabert-Ovale Loan; and (ii) the June Borrowers shall accept CHF50,000 ($ 36,000) as additional payment for their Class A Ovale shares in full satisfaction of their loan. The foregoing is hereinafter referred to as the ("Share Exchange"). As a result, and at the closing of the Share Exchange, Ovale will become a wholly owned subsidiary of the Registrant, and the Holders will collectively own approximately 75% of the total number of shares of the Registrant's common stock expected to be issued and outstanding as of that date. The transaction with the Holders is being accounted for as a reverse acquisition. The Agreement, which contains the customary representations and warranties, requires Ovale to furnish Orion with audited financial statements. Following the closing of the Share Exchange with Ovale, of which there can be no assurance: (i) Messrs. Vladimir Fabert and Gilles Neveau will be elected as the Registrant's principal executive officers and as members of the Registrant's Board of Directors; (ii) the Registrant will elect a Chief Financial Officer; (iii) Irwin Pearl will remain as a member of the Registrant's Board of Directors; and (iv) the Registrant will become principally engaged in the design and distribution of high quality infant clothing, gifts and accessories.

On November 8, 2004, the Registrant, Ovale and the Holders entered into an amendment (the "Amendment") to the New Agreement. Pursuant to the Amendment, the parties agreed to consummate the business combination in two closings. At the first closing, the Registrant was to cause the original issuance and delivery to a designated Swiss escrow agent of an aggregate of 5,900,000 shares of its common stock, $.01 par value per share. Those shares were to be held in escrow until the completion of all but three of the conditions precedent to closing enumerated in the New Agreement have been satisfied. 2,064,100 Orion shares were released to Ovale shareholders and 1,166,900 shares were exchanged by

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 9 - COMMITMENTS AND CONTINGENCIES (Continued)

Vladimir Fabert for a Ovale note he held for $543,770 pursuant to Orion's agreement. The conditions to the first closing having been met, that closing took place in November, 2004. The three conditions to the second closing are: the delivery of the Ovale financial statements required by the New Agreement, the authorization from Orion’s shareholders to amend its charter and the filing of an appropriate amendment to Orion’s Certificate of Incorporation. At the second closing, the Registrant will, deliver the remaining 5,875,000 shares of its common stock, $.01 par value per share to the individual Ovale shareholders in exchange for all of the Ovale shares being held in escrow by the Swiss escrow agent. Finally, the Amendment provided that Orion’s current Board of Directors shall remain intact until the second closing.

4.
Private Offerings - A private placement under Regulation S under the Securities Act of 1933, as amended (the "Act") of up to an aggregate of 1,000,000 authorized but unissued shares of Orion’s common stock at $1.50 per share, which shares shall be restricted securities as that term is defined under the Act. A second private offering under Regulation S and/or Rule 506 of Regulation D under the Act of up to an aggregate of 250,000 authorized but unissued shares of the Registrant's common stock at $1.50 per share, which shares shall be restricted securities as that term is defined under the Act;

5.
Stock Option Plan - The adoption of a 2003 Long Term Incentive Plan wherein an aggregate of 2,000,000 authorized but unissued shares of Orion’s common stock are reserved for issuance of option under the plan; no options have been granted under this plan.

6.
Election of Directors - Granting to the existing Board of Directors the authority to elect Vladimir Fabert and Gilles Neveau, the two principal executive officers of Ovale, as Directors of Orion; this proposal was dealt with in the amendment to the Agreement dated November 8, 2004 and accordingly, Messrs. Fabert and Neveau have not been elected to the board of Orion.

NOTE 10 - COMPENSATION PLANS

In Switzerland, the company has a defined contribution plan where contributions are made on an equal basis by the employee and the employer. The total contribution varies between 7% and 18%, based on the age of the employee, of a set salary, which as at the end of 2004 was $ 44,000. The charge for compensation plan for the period January 1st to April 30th 2005 was $5,270 (2004 $ 2,215; 2003 $ 1,750). In Switzerland, we provide accident insurance but not health or any post retirement benefits. In line with Swiss business customs, we offer our employees up to one month of paid sick leave.

In France, no compensation plans are mandatory, but the Company is required to accrue 1% to 2% of personnel costs to be used in social activities.

Vacation time is accrued during the period and must be taken during the period or within a maximum time frame in the following period. There is no cumulative sick day or vacation day.

NOTE 11 - COMMON STOCK

We have a share capital of CHF 850,000 ($ 687,310) composed of: 100 registered under the names of private shareholders with a par value of CHF 1,000 each (approximately $ 838) and 150 bearer shares with a par value of CHF 5,000 each (approximately $ 4,187). Currently the majority of all shares are owned by the principal shareholder of OVALE (Suisse) SA the parent company.

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 11 - COMMON STOCK (Continued)

Vladimir Fabert holds directly or in trust 100% of the share capital of Ovale SA

The French subsidiary has total shares of 500 with a par value of $ 18. Out of these shares, 499 are owned by Ovale SA and one share by the principal shareholder.

NOTE 12 - SEGMENT INFORMATION

The Company operates in two different countries with separate shops, sales, accounting and administrative teams.

	France		Switzerland		Total
	2004	2003	2004	2003	2004	2003
Net sales	390,875	36,503	28,380	0	419,255	36,503
Long-lived assets-net	220,177	179,765	196,634	4,852	416,811	184,617

For the period January to April 2005, sales in France were $104,964 and in Switzerland were $64,284. There were no changes in long-lived assets.

NOTE 13 - TAXES AND NET OPERATING LOSS CARRY FORWARDS

As of December 31, 2004, the components of deferred tax assets were as follows:
Deferred tax assets:

Ovale had net operating losses (NOLs) of $1,329,733 at December 31, 2004. These NOLs and corresponding estimated tax assets, computed at a 30% tax rate, expire as follows:

Year loss	Expiration	Loss	Estimated
Incurred	Date	Amount	Tax Asset

2003	2010	$ 523,730	$ 157,000
2004	2011	806,003	242,000

Total		$1,329,733	$ 399,000
Less: Valuation allowance			(399,000)

Tax asset net			$ --
Under the provisions of SFAS 109, NOLs represent temporary differences that enter into the calculation of deferred tax assets. Realization of deferred tax assets associated with the NOL is dependent upon generating sufficient taxable income prior to their expiration.

Management believes that there is a risk that certain of these NOLs may expire unused and, accordingly, has established a valuation allowance against them. Although realization is not assured for the remaining deferred tax assets, based on the historical trend in sales and profitability, sales backlog, and budgeted sales of the Company and its consolidated

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 13 - TAXES AND NET OPERATING LOSS CARRY FORWARDS (CONTINUED)

subsidiary, management believes it is likely that they may not be totally realized through future taxable earnings. In addition, the net deferred tax assets could be reduced in the near term if management's estimates of taxable income during the carryforward period are significantly reduced.

A reconciliation of the statutory tax rate to Ovale’s effective tax rate is as follows:

Tax at statutory rate	32.0%
Tax benefit of loss carry forward	(32%)
Effective tax rate	-0-%

NOTE 14 - RELATED PARTY TRANSACTIONS

Employment agreement with CEO

We entered a contract with our CEO in January 2003 for an annual salary of CHF 180,000 ($ 129,500). Subsequently the contract was amended as of January 1, 2004, and the new salary adjusted to CHF 240,000 ($ 187,000), for the following years.

Even though the contract has not been amended, our CEO decided to temporarily reduce his salary as of January 1, 2004 to CHF 90,000.-- ($65,000.--) to be paid until such time that the development stage of the company is completed.

When the Board of Directors our CEO will consider that the development stage of the company is completed, he will be entitled at any time to readjust his annual salary to CHF 240,000.-- ($ 186,901.--) in addition to the payment of the unpaid salaries.

The unpaid balance of salaries was $ 44,470.--, as at December 31, 2004, $ 69,950.--, as at December 31, 2003 respectively."

Loan from principal shareholder

The principal shareholder has advanced funds to the Company to the amount of $ 1,719,889 at April 30, 2005, $ 1,386,591 at December 31, 2004 and $361,768 at December 31, 2003. The amounts are used as working capital. These amounts are payable on demand and bear no interest. As part of the arrangement with Orion the principal shareholder exchanged 543,770 in notes receivable from Ovale for 1,166,900 shares of Orion.

NOTE 15 - PRIVATE OFFERING

There were no private offerings of Ovale SA shares, or conversions of loans into Ovale SA shares. On the other hand as described in note 9 loans made by shareholders of Ovale SA to Ovale SA were acquired by Orion through the issuance of Orion shares.

OVALE S.A.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 16 - GOING CONCERN BASIS AND FUTURE PLANS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

We are a development stage company with limited operations, no substantial continuing source of revenues, and working capital and stockholders' deficits. Present operations require substantial capital and until revenues are sufficient to fund ongoing operations, we are highly dependent on owner financing. We have planned to merge with a public company and avail ourselves the opportunity to find a suitable investors to implement and expand our plans internationally. Our primary sources of liquidity has been loans from the owner and related parties. These conditions raise substantial doubt about its ability to continue as a going concern.

NOTE 17 - SUBSEQUENT EVENTS

No material evolution of operations and no special events as at June 30, 2005
Between January 1, 2005 and June 30, 2005, Shareholders of Ovale SA made shareholders loans to Ovale SA for an aggregate amount of € 350,000 ($ 450,000). It is expected, and the creditors have agreed, that these loans would be acquired by Orion following the completion of the merger and subject to the approval of Orion’s board of Directors. The expected acquisition of the loans would be based on the creditors accepting 1.08 common shares of Orion for each Euro lent to Ovale SA by the creditors.